Exhibit 21.1

Subsidiaries of the Registrant

The following companies are subsidiaries of the Registrant as of December 31, 2011.

	Jurisdiction of	Percentage
Name	Incorporation	Ownership

RLI Insurance Company	Illinois	100%

Mt. Hawley Insurance Company	Illinois	100%

RLI Indemnity Company	Illinois	100%

RLI Aviation, Inc.	Illinois	100%

RLI Underwriting Services, Inc.	Illinois	100%

RLI Insurance Ltd.	Bermuda	100%

RLI Insurance Agency Ltd.	Canada	100%

Underwriters Indemnity General Agency, Inc.	Texas	100%

Safe Fleet Insurance Services, Inc.	California	100%

Data Staff Service Co.	Washington	100%

Contractors Bonding and Insurance Company	Washington	100%

Northwest General Agency, Inc.	Washington	100%

Alaska Frontier Insurance, Inc.	Washington	100%

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